Date: March 24, 2000
Amount: $250,000

                               TUTORNET.COM, INC.
                            (A Delaware Corporation)

                             SECURED PROMISSORY NOTE

                        EMERGENCY INTERIM FUNDING SERIES
                                 ---------------

THE ISSUE OF THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE TRANSFERRED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OR OTHER COMPLIANCE UNDER THE ACT OR THE LAWS OF THE APPLICABLE STATE OR A "NO ACTION" OR INTERPRETIVE LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER, AND ITS COUNSEL, TO THE EFFECT THAT THE SALE OR TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE ACT AND SUCH STATE STATUTES.

                                 ---------------

         Tutornet.com, Inc., a corporation duly organized and existing under the laws of the State of Delaware, (hereinafter referred to as"Maker"), for value received, hereby promises to pay to GJM Trading Partners Ltd., a Colorado limited partnership, (the "Lender") the principal sum of two hundred fifty thousand dollars ($250,000.00), as loaned to the Maker as set forth in the Bridge Loan Agreement by and between the Maker and Business Development Corporation dated March 24, 2000, and incorporated herein (the "Bridge Loan Agreement"), in such lawful money of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, on the terms and at the time hereinafter provided.

         This Note is also subject to the following terms and provisions:

         1. Payment of Principal and Interest. The outstanding principal amount of this Note, together with all interest then accrued, shall be due and payable on the occurrence of the earliest of the following events (the "Due Date"):

                  a. Upon the completion of the Private Placement set forth in Paragraph 3 of the Bridge Loan Agreement.

                  b. Upon the sale of any other equity securities, or other securities convertible

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                           into equity securities, by the Maker.

                  c.       March 23, 2002.

Interest on the outstanding principal shall accrue at the rate of eight percent (8%) per annum from the date hereof. Interest shall be payable quarterly commencing July 1, 2000, and the first day of each subsequent calendar quarter thereafter. Interest on any overdue payments of principal and interest due hereunder shall accrue and be payable at the rate of twelve percent (12%) per annum, based on the actual number of days elapsed from the date such principal or interest payment was due to the date of actual payment. Payment of the principal and interest shall be made at the offices of the Lender as set forth in Paragraph 13, below.

         2. Security Interest. This Note is secured by a certain Security Agreement of even date hereof (the "Security Agreement"), whereby Maker has pledged Maker's assets as described in Exhibit "A" attached hereto and incorporated herein as security for repayment of this Note. Reference is made to the Security Agreement for a description of the nature and extent of the security and the rights of Holder in respect to such security.

         3. Prepayment. Prepayment of this Note with interest to the date of prepayment may be made at any time without penalty.

         4. Satisfaction and Discharge of Note. This Note shall cease to be of further effect when:

                  a. The Maker has paid or caused to be paid all sums payable hereunder by the Maker, including all outstanding principal amounts and interest accrued under the Note; and

                  b. All the conditions precedent herein provided for relating to the satisfaction and discharge of this Note have been complied with.

         5. Events of Default. "Event of Default," when used herein, whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law pursuant to any judgment, decree, or order of any court or any order, rule, or regulation of any administration or government body or be caused by the provisions of any paragraph herein means any one of the following events:

                  a. Default in the payment of any principal or interest on this Note when it becomes due and payable; or

                  b. Default in the performance or breach of any covenant or warranty of the Maker in this Note (other than a covenant or warranty, the breach or default in performance of which is elsewhere in this section specifically dealt with), and continuation of such default or breach for a period of 30 days after there has been given to the Maker by registered or certified

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mail, by the holder of this Note, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a notice of default hereunder; or

                  c. The entry of a decree or order by a court having jurisdiction in the premises adjudging the Maker a bankrupt or insolvent under the Federal Bankruptcy Act or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee (or other similar official) of the Maker or of any substantial part of its property , or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;

                  d. The institution by the Maker of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or a filing by it of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Act or any other applicable federal or state law; or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee (or other similar official) of the Maker or of any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Maker in furtherance of any such action; or

                  e. Any material breach of the representations or warranties of the Maker in, the Bridge Loan Agreement, or any material default of the Maker of the terms and conditions of the Bridge Loan Agreement.

         6. Acceleration of Maturity. If an Event of Default occurs and is continuing then, in every such case, the holder of this Note may declare the outstanding principal of this Note to be due and payable immediately, by a notice in writing to the Maker of such default, and upon any such declaration, such principal shall become immediately due and payable. At such time after such declaration of acceleration has been made, and before a judgment or decree for payment of money due has been obtained by the holder, the holder of this Note, by written notice to the Maker, may rescind and annul such declaration and its consequences, if all Events of Default, other than the nonpayment of the principal of this Note which has become due solely by such acceleration, has been cured or waived. No such rescission shall affect any subsequent default or impair any right consequent thereon.

         7. Restrictions. The Lender, by acceptance hereof, represents and warrants as follows:

                  a. The Note is being acquired for the Lender's own account to be held for investment purposes only and not with a view to, or for, resale in connection with any distribution of such Note or any interest therein without registration, or an applicable exemption from registration, or other compliance under the Act, or any state securities law, and the holder hereof has no direct or indirect participation in any such undertaking or in underwriting such an

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undertaking.

                  b. The Lender knows and understands that the Note has not been registered under the Act, or any state securities laws, and the Maker is under no obligation to register the Note under the Act or such state securities laws.

         8. Non-Negotiability and Assignment. This Note is non-negotiable and is assignable by the Lender only with the prior written consent of the Maker, except that the Holder may assign this Note, or a portion of this Note, without such prior consent to Gary J. McAdam or Ronald J. Miller, or to legal entities controlled by them, provided that such assignment or assignments shall not violate state or federal securities laws.

         9. Presentment Waiver. The Maker waives presentment for payment, protest, and notice of protest and of nonpayment of this Note.

         10. Default. In the event of default or acceleration, the Maker agrees to pay to the Holder hereof reasonable attorney's fees, legal expenses, and lawful collection costs, in addition to all other sums due hereunder.

         11. Successors and Assigns. This Note shall be binding upon the parties and their successors and assigns and shall inure to the benefit of the other parties and successors and assigns.

         12. Partial Invalidity. If any term of this Note shall be held to be invalid or unenforceable, such term shall be deemed to be severable and the validity of the other terms of this Note shall in no way be affected thereby.

         13. Notices. All communications provided for herein shall be in writing and shall be deemed to be given or made on (a) the date of delivery, if delivered in person, by nationally recognized overnight delivery service, or by facsimile, or (b) three days after mailing if mailed from within the continental United States by registered or certified mail, return receipt requested, to the party entitled to receive the same, if to the Maker at 11410 Isaac Newton Square North, Suite 105, Reston, VA 20190, Attention: Euburn R. A. Forde, President, or if to the Lender, at 14 Red Tail Drive, Highlands Ranch, CO 80126, Attention:
Gary McAdam, or at such other address or facsimile number as shall be designated by any party hereto in written notice to the other party hereto delivered pursuant to this Paragraph.

         14. Governing Law. This Note and the rights and duties of the parties hereto shall be construed and determined in accordance with the laws of the State of Colorado, and any and all actions to enforce the provisions of this Agreement, shall be brought in a court of competent jurisdiction in the State of Colorado and in no other place.


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                                                   Tutornet.com, Inc.


                                                   By \s\ Euburn Forde
                                                   -------------------

                                                   Its President and CEO
                                                   ---------------------


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                          EXHIBIT A TO PROMISSORY NOTE

         (a) All of Debtor's inventory including, but not limited to, all goods, merchandise and other personal property furnished under any contract of service or intended for sale or lease, all parts, supplies, raw materials, work in process, finished goods, materials used or consumed, mad repossessed and returned goods (herein "Inventory"); (b) all of Debtor's contracts, undertakings, or other agreements (other than rights evidenced by Chattel Paper, Documents, or Instruments) in or under which Debtor may now or hereafter have any right, title or interest, including, without limitation, with respect to an Account, any agreement relating to the terms of payment of the terms of performance thereof (herein "Contracts"); (c) all of Debtor's accounts, accounts receivable, contract rights, chattel paper, general intangibles, income or other tax refunds, proceeds of letters of credit, preference recoveries and all claims in respect of any transfers of any kind, instruments, negotiable documents, notes, drafts, acceptances and other forms of obligations, all books, records, ledger cards, computer programs, and other documents or property, including without limitation such items which are evidencing or relating to Debtor's accounts and inventory and including, but not limited to, any of the foregoing arising from or in connection with Debtor's sale, lease or other disposition of Inventory (herein "Accounts"); (d) all of Debtor's machinery, equipment, tools, dies, molds, rolling stock, furniture, furnishings and fixtures including, but not limited to, all manufacturing, fabricating, processing, transporting and packaging equipment, power systems, heating, cooling and ventilating systems, lighting and communications systems, electric, gas and water distribution systems, food service systems, fire prevention, alarm and security systems, laundry systems and computing and data processing systems (herein "Equipment");
(e) all of Debtor's trade names, trademarks, trade secrets, service marks, data bases, software and software systems, including the source and object codes, information systems, discs, tapes, customer lists, telephone numbers, credit memoranda, goodwill, patents, patent applications, patents pending, copyrights, royalties, literary rights, licenses and franchises (herein "Intellectual Property"); (f) all of Debtor's investment property, including without limitation, securities, whether certificated or uncertificated, securities entitlements, securities accounts, commodities contracts and commodities accounts (herein the "Investment Property"); and (g) all of Debtor's deposit accounts, whether general, special, time, demand, provisional or final, all cash or monies wherever located, any and all deposits or other sums at any time due to Debtor, any and all policies, certificates of insurance, goods, choses in action, cash and property, which now or hereafter are at any time in the possession or control of Secured Party or in transit by mail or carrier to or from Secured Party, or in the possession of any third party acting in Secured Party's behalf, without regard to whether Secured Party received the same in pledge for safekeeping, as agent for collection or transmission or otherwise, or whether Secured Party has conditionally released the same (herein "Deposits") (all of Accounts, Inventory, Equipment, Intellectual Property, Investment Property and Deposits herein are collectively termed the "Collateral"); whether Debtor's interest in the Collateral be as owner, co- owner, lessee, consignee, secured party or otherwise, and whether the same be now owned or existing or hereafter arising or acquired, and wherever located, together with all substitutions, replacements, additions and accessions therefor or thereto, all documents, negotiable documents, documents of title, warehouse receipts, storage receipts, dock receipts, dock warrants, express bills, freight bills, airbills, bills of lading and other documents relating thereto, all products

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thereof and all cash and non-cash proceeds thereof including, but not limited to, notes, drafts, checks, instruments, insurance proceeds, indemnity proceeds, warranty and guaranty proceeds.






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